As filed with the Securities and Exchange Commission on March 5, 2020
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

___________
FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
___________
OIL-DRI CORPORATION OF AMERICA
(Exact name of registrant as specified in its charter)
___________

Delaware	36-2048898
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

410 N. Michigan Avenue Chicago, IL	60611-4213
(Address of Principal Executive Offices)	(Zip Code)
Oil-Dri Corporation of America
2006 Long Term Incentive Plan
(Full title of the plan)
Laura G. Scheland, Esq.
Vice President, General Counsel and Secretary
Oil-Dri Corporation of America
410 N. Michigan Ave.
Chicago, IL 60611
(Name and address of agent for service)
(312) 321-1515
(Telephone number, including area code, of agent for service)
___________
With a copy to:
Sarah M. Hesse, Esq.
Benesch Friedlander Coplan & Aronoff LLP
71 South Wacker Drive
Suite 1600
Chicago, Illinois 60606
(312) 212-4949
___________

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☒

		Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐
___________
CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee (2)
Common Stock, par value $.10 per share	300,000 (3)	$30.77	$9,231,000.00	$1,198.18
Class A Common Stock, par value $.10 per share		See Note 3	See Note 3	See Note 3
Class B Stock, par value $.10 per share		See Note 3	See Note 3	See Note 3
(1)
Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of Common Stock, Class A Common Stock and Class B Stock to be offered or issued as a result of any stock dividend, stock split, recapitalization or other similar transaction under the Oil-Dri Corporation of America 2006 Long Term Incentive Plan, as amended (the “Plan”).

(2)
Estimated solely for the purposes of calculating the registration fee pursuant to Rule 457(h) and 457(c) under the Securities Act, on the basis of the average high and low sale prices reported for shares of the Registrant’s common stock on the New York Stock Exchange on February 28, 2020.

(3)
This Registration Statement covers, in aggregate, up to 300,000 additional shares of either Common Stock, Class A Common Stock or Class B Stock issuable under the Plan.  Shares issuable under the Plan will be shares of (i) Common Stock unless Class A Common Stock is issued and publicly traded, in which event shares of Class A Common Stock will be issued unless an award is specifically made with respect to shares of Common Stock; or (ii) Class B Stock, in the case of awards with respect to Class B Stock to Jaffee Family members who are employees or officers of the registrant or one of its subsidiaries that is more than 50% owned by the registrant.

EXPLANATORY NOTE
Pursuant to General Instruction E of Form S-8, this Registration Statement on Form S-8 is being filed in order to register an additional 300,000 shares of Common Stock, par value $.10 per share, Class A Common Stock, par value $.10 per share, and Class B Stock, par value $.10 per share of Oil-Dri Corporation of America, a Delaware corporation (the “Company” or “Registrant”), that may be awarded under the Oil-Dri Corporation of America 2006 Long Term Incentive Plan, as amended (the “Plan”), which are securities of the same class and relate to the same employee benefit plan as those shares registered on the Company’s registration statements on Form S-8 previously filed with the Securities and Exchange Commission (the “Commission”) on December 21, 2006 (Registration No. 333-139550), which is hereby incorporated by reference.
As permitted by the rules of the Commission, this Registration Statement omits the information specified in Part I of Form S-8.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3.    Incorporation of Documents by Reference.
The Commission allows us to incorporate by reference the information we file with the Commission, which means that we can disclose important information to you by referring you to those documents. The information that we incorporate by reference is considered to be part of this Registration Statement.
Information that we file later with the Commission will automatically update and supersede this information. This means that you must look at all of the Commission filings that we incorporate by reference to determine if any of the statements in this Registration Statement or in any documents previously incorporated by reference have been modified or superseded. We incorporate by reference into this Registration Statement the following documents:

(a)	Annual Report on Form 10-K for the year ended July 31, 2019 filed on October 10, 2019.

(b)	Definitive Proxy Statement on Schedule 14A filed October 30, 2019.

(c)	Quarterly Reports on Form 10-Q for the quarter ended October 31, 2019 filed on December 6, 2019 and for the quarter ended January 31, 2020 filed on March 5, 2020.

(d)	Current Reports on Form 8-K filed on October 16, 2019 and December 11, 2019.

(e)
The description of the Company’s Common Stock, par value $.10 per share, Class A Common Stock, par value $.10 per share, and Class B Stock, par value $.10 per share set forth in Exhibit 4.1 (“Description of Capital Stock”) to the Company’s Annual Report on Form 10-K for the year ended July 31, 2019 filed on October 10, 2019.

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated herein by reference and to be a part hereof from the respective dates of filing of such documents, except that, unless specifically stated to the contrary, none of the information disclosed under Items 2.02 or 7.01 of any Current Report on Form 8-K or any exhibit under Item 9.01 of Form 8-K with respect thereto that the Company may from time to time furnish to the Commission will be incorporated by reference into, or otherwise included, herein. Any statement contained herein or in a document, all or a portion of which is incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein (or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein) modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 8.    Exhibits.
The following documents are filed as exhibits to this Registration Statement:

Exhibit No.	Description	SEC Document Reference

3.1	Certificate of Incorporation of Oil-Dri, as amended.	Incorporated by reference to Exhibit 4.1 to Oil-Dri’s Registration Statement on Form S-8 (Registration No. 333-57625), filed on June 24, 1998.

3.2	By-Laws of Oil-Dri Corporation of America, as Amended and Restated on December 12, 2017.	Incorporated by reference to Exhibit 3 to Oil-Dri’s (file No. 001-12622) Quarterly Report on Form 10-Q filed on March 9, 2018.

4.1	Oil-Dri Corporation of America 2006 Long Term Incentive Plan (as amended and restated effective July 28, 2006).	Incorporated by reference to Appendix A to Oil-Dri’s (File No. 001-12622) Definitive Proxy Statement on Schedule 14A filed on November 3, 2006.

4.2	First Amendment, effective as of January 1, 2008, to Oil-Dri Corporation of America 2006 Long Term Incentive Plan (as amended and restated effective July 28, 2006).	Incorporated by reference to Exhibit 10.5 to Oil-Dri’s (File No. 001-12622) Quarterly Report on Form 10-Q for the quarter ended January 31, 2008.

4.3	Second Amendment, effective as of October 15, 2015, to Oil-Dri Corporation of America 2006 Long Term Incentive Plan (as previously amended and restated effective July 28, 2006).	Incorporated by reference to Appendix A to Oil-Dri’s (File No. 001-12622) Definitive Proxy Statement on Schedule 14A filed on October 28, 2015.

4.4	Third Amendment to Oil-Dri Corporation of America 2006 Long Term Incentive Plan.	Incorporated by reference to Appendix A to the Registrant’s Definitive Proxy Statement on Schedule 14A filed with the Commission on October 30, 2019.

5.1	Opinion of Benesch Friedlander Coplan & Aronoff LLP.	Filed herewith

23.1	Consent of Grant Thornton LLP.	Filed herewith

23.2	Consent of Benesch Friedlander Coplan & Aronoff LLP (included in Exhibit 5.1).	Filed herewith

24.1	Powers of attorney (included on the signature pages hereto).	Filed herewith

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chicago, State of Illinois, on March 5, 2020.

OIL-DRI CORPORATION OF AMERICA

/s/ Laura G. Scheland
By:	Laura G. Scheland
Its:	Vice President, General Counsel and Secretary
KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Daniel S. Jaffee and Laura G. Scheland and each of them (with full power to each of them to act alone), his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all said attorneys-in-fact and agents, or any of them, or their substitutes, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

/s/ Daniel S. Jaffee	March 5, 2020
Daniel S. Jaffee
President and Chief Executive Officer, Chairman of the Board of Directors
(Principal Executive Officer)

/s/ Susan M. Kreh	March 5, 2020
Susan M. Kreh
Chief Financial Officer
(Principal Financial Officer)

/s/ Paula J. Krystopolski	March 5, 2020
Paula J. Krystopolski
Vice President, Corporate Controller
(Controller)

/s/ Ellen-Blair Chube	March 5, 2020
Ellen-Blair Chube
Director

/s/ Paul M. Hindsley	March 5, 2020
Paul M. Hindsley
Director

/s/ Joseph C. Miller	March 5, 2020
Joseph C. Miller
Vice Chairman of the Board of Directors

/s/ Michael A. Nemeroff	March 5, 2020
Michael A. Nemeroff
Director

/s/ George C. Roeth	March 5, 2020
George C. Roeth
Director

/s/ Allan H. Selig	March 5, 2020
Allan H. Selig
Director

/s/ Paul E. Suckow	March 5, 2020
Paul E. Suckow
Director

/s/ Lawrence E. Washow	March 5, 2020
Lawrence E. Washow
Director